EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

Lake Oswego, Oregon, January 25, 2005 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its fourth quarter and year-end results for 2004. Revenue for the quarter ended December 31, 2004 was $7.0 million compared with revenue of $9.2 million for the quarter ended December 31, 2003.  This represents a decrease in revenue of 24% when compared with the fourth quarter of 2003 and a 5% increase when compared with third quarter 2004 revenue of $6.7 million.  Revenue for the year ended December 31, 2004 was $25.0 million compared with revenue of $32.2 million for the year ended December 31, 2003.  This represents a year-over-year decrease in revenue of 22%.

Revenue relating to the broadband transport and service management products was $2.1 million and $1.1 million for the quarters ended December 31, 2003 and 2004, respectively and $8.3 million and $6.9 million for the years ended December 31, 2003 and 2004 respectively.  Revenue related to video processing systems was $7.1 million and $5.9 million for the quarters ended December 31, 2003 and 2004, respectively and $23.9 million and $18.1 million for the years ended December 31, 2003 and 2004 respectively.  International sales represented 19.4% and 28.2% of total sales for the quarters ended December 31, 2003 and 2004, respectively.  For the years ended December 31, 2003 and 2004, international sales represented 18.4% and 23.3% of total sales.

Net loss for the three months ended December 31, 2004 was $(2.6) million or $(0.11) per basic and diluted share.  This compares with the net loss for the three months ended December 31, 2003 of $(0.5) million or $(0.03) per basic and diluted share.  Net loss for the year ended December 31, 2004 was $(13.5) million or $(0.63) per basic and diluted share compared with a net loss of $(5.5) million or $(0.28) per basic and diluted share for the year ended December 31, 2003.

“As we enter 2005, we are very excited about the level of customer activity in which we are engaged in the Telco TV market in North America and the rest of the world,” said Sal D’Auria, Chairman, President and CEO of Tut Systems, Inc.  “Over the course of the next several quarters we anticipate that many of the tier one and other large carriers will begin deploying IPTV.  We believe that our industry leadership position and leading edge technology, uniquely positions us to benefit from these opportunities.”

Fourth Quarter Conference Call Information

Tut Systems will host a conference call to discuss fourth quarter results on January 26, 2005 beginning at 5:30 am Pacific time. For callers within the United States, please dial 877-356-8058, at least 5 minutes before start time or visit http://www.tutsystems.com.  International participants may dial 706-634-2465 or visit http://www.tutsystems.com.  Enter conference identification number 3554053.

For callers within the United States accessing the conference call replay, please dial 800-642-1687 or 706-645-9291, conference ID # 3554053.  The replay will be available two hours after the call ends for one week, and will be available at http://www.tutsystems.com.

Recent Announcements:

Significant announcements from Tut Systems since the third quarter earnings release include:

10/25/04	Broadband Municipal Consortium Welcomes Tut Systems, Inc.
11/8/04	Tut Systems Achieves Telco TV Industry Milestone With 100th Operator Delivering Digital TV
11/11/04	Consolidated Communications Announces ‘Telco TV’ Service Using Tut Systems Astria(R) Digital Headend Solution
11/16/04	Tut Systems to Demonstrate Integrated IPTV Content Security System With Widevine(R) Technologies and Thomson at Telco TV 2004
11/18/04	Alcatel and Tut Systems Announce Their 10th Joint IPTV Customer in the US IOC Market
1/7/05	Tut Systems, Inc. to Acquire Cosine Communications and Provides Preliminary 2004 Revenue Results

Forward Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to (1) our anticipation that many tier one and other large carriers will begin deploying IPTV over the next several quarters and (2) our leading edge technology and industry leadership position uniquely positions us to benefit from IPTV deployments.  Forward looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties.  As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of the IPTV deployment will not be achieved as a result of unforeseen costs or events.  Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission.  We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and internationally use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia.  For more information visit www.tutsys.com or call 971-217-0400.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman	Jeff Schline
Chief Financial Officer	Manager, Corporate Communications
Tut Systems	Tut Systems
(971) 217-0400	(971) 217-0364
RandallG@TutSys.com	jschline@TutSys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
Revenue:
Product	$9,090	$7,010	$31,474	$24,942
License and royalty	114	10	718	50
Total revenue	9,204	7,020	32,192	24,992

Cost of goods sold	4,621	4,302	15,646	16,980

Gross profit	4,583	2,718	16,546	8,012

Operating expenses:
Sales and marketing	1,777	2,258	7,479	8,096
Research and development	1,688	1,752	7,909	7,278
General and administrative	1,151	1,076	4,476	4,336
Restructuring costs	—	—	292	—
Impairment of intangible assets	—	—	128	202
Amortization of intangible assets	449	376	1,809	1,524
Total operating expenses	5,065	5,462	22,093	21,436

Loss from operations	(482)	(2,744)	(5,547)	(13,424)
Gain on sale of investments	—	125	—	125
Interest and other (expense) income, net	(37)	(11)	30	(161)
Net loss	$(519)	$(2,630)	$(5,517)	$(13,460)

Net loss per share, basic and diluted	$(0.03)	$(0.11)	$(0.28)	$(0.63)

Shares used in computing net loss, basic and diluted	20,202	24,499	19,996	21,392

TUT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$12,440
Accounts receivable, net	7,062	6,585
Inventories, net	4,181	3,994
Prepaid expenses and other	1,026	1,137
Insurance receivable	10,725	—
Total current assets	37,364	24,156
Property and equipment, net	1,722	1,874
Intangibles and other assets	3,685	1,935
Total assets	$42,771	$27,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,571	$4,545
Deferred revenue	253	226
Legal settlement liability	10,725	—
Total current liabilities	15,549	4,771
Note payable and other liabilities	3,567	3,816
Total liabilities	19,116	8,587

Stockholders’ equity	23,655	19,378
Total liabilities and stockholders’ equity	$42,771	$27,965